TRANSWESTERN HOLDINGS L.P.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                              NUMBER
                                                              ------
Report of Ernst & Young LLP, Independent Auditors...........    F-2

Consolidated Balance Sheets as of April 30, 1997 and 1998
  and December 31, 1998.....................................    F-3

Consolidated Statements of Operations for each of the three
  years ended April 30, 1998 and for the transition periods
  for the eight months ended December 31, 1997 (Unaudited)
  and 1998..................................................    F-4

Consolidated Statements of Changes in Partners' Deficit for
  each of the three years ended April 30, 1998, and the
  transition period for the eight months ended December 31,
  1998......................................................    F-5

Consolidated Statements of Cash Flows for each of the three
  years ended April 30, 1998 and the transition periods for
  the eight months ended December 31, 1997 (Unaudited) and
  1998......................................................    F-6

Notes to Consolidated Financial Statements..................    F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Partners
TransWestern Holdings L.P.

     We have audited the accompanying consolidated balance sheets of TransWestern Holdings L.P. at December 31, 1998 and April 30, 1998 and 1997 and the related statements of operations, changes in partnership deficit and cash flows for each of the three years in the period ended April 30, 1998 and for the eight months ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TransWestern
Publishing Company LLC at December 31, 1998 and April 30, 1998 and 1997 and the consolidated results of its operations and its cash flows for each of the three years in the period ended April 30, 1998 and for the eight months ended
December 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
February 15, 1999

                                       F-2

                          TRANSWESTERN HOLDINGS L.P.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                APRIL 30,
                                            DECEMBER 31, -----------   ---------
                                                 1998        1998        1997
                                              ----------   ---------   --------
ASSETS
Current assets:
  Cash........................................ $  14,067   $   1,512   $  1,254
  Trade receivable, (less allowance for
     doubtful accounts of $9,608 at December
     31, 1998, $9,532 at April 30, 1998 and
     $7,626 at April 30, 1997)................    20,931      26,127     23,279
     Deferred directory costs.................     8,935       6,226      6,412
     Other current assets.....................       625         950        518
                                               ---------   ---------   --------
          Total current assets................    44,558      34,815     31,463
Property, equipment and leasehold
  improvements, net...........................     2,977       2,694      2,840
Acquired intangibles, net.....................    34,486      14,860     12,241
Other assets, primarily debt issuance costs,
  net.........................................     9,746       9,628      1,687
                                               ---------   ---------   --------
          Total assets........................ $  91,767   $  61,997   $ 48,231
                                               =========   =========   ========
LIABILITIES AND MEMBER DEFICIT

Current liabilities:
  Accounts payable............................ $   4,241   $   4,373   $  3,901
  Salaries and benefits payable...............     3,980       3,075      4,112
  Accrued acquisition costs...................       450         504        986
  Accrued Equity Compensation Plan
     contribution.............................        --       2,900         --
  Accrued interest............................     1,470       4,841         69
  Other accrued liabilities...................     1,068       1,129        448
  Amount due general partner..................        --          --        805
  Customer deposits...........................    16,139      10,164     10,197
  Current portion, long-term debt.............     2,207       2,391     10,921
                                               ---------   ---------   --------
          Total current liabilities...........    29,555      29,377     31,439
Long-term debt:
  Senior Credit Facility......................    66,165      77,344     67,514
  Series B and C 9 5/8% Senior Subordinated
     Notes....................................   141,784     100,000         --
  Series B 11 7/8% Senior Discount Notes, net.    37,060      34,303         --
  Other notes payable.........................     2,000          --         --
                                               ---------   ---------   --------
          Total non-current liabilities.......   247,009     211,647     67,514

Partnership deficit:
  General Partner.............................    (3,141)     (3,043)      (517)
  Limited Partner.............................  (181,656)   (175,984)   (50,205)
                                               ---------   ---------   --------
Total partnership deficit. ...................  (184,797)   (179,027)   (50,722)
                                               ---------   ---------   --------
          Total liabilities and member
             deficit.......................... $  91,767   $  61,997   $ 48,231
                                               =========   =========   ========

                            See accompanying notes.

                         TRANSWESTERN HOLDINGS L.P.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                    EIGHT MONTHS ENDED
                                      YEARS ENDED APRIL 30,              DECEMBER 31,
                                -------------------------------   --------------------
                                   1998       1997       1996         1998       1997
                                ---------  ---------  ---------    ---------  ---------
                                                                              (UNAUDITED)
Net revenues.................   $ 100,143  $  91,414  $  77,731    $  61,071  $  52,326
Cost of revenues.............      20,233     19,500     18,202       12,694     11,998
                                ---------  ---------  ---------    ---------  ---------
Gross profit.................      79,910     71,914     59,529       48,377     40,328
Operating expenses:
  Sales and marketing........      40,290     36,640     29,919       27,530     22,852
  General and
     administrative..........      16,594     16,821     14,276       12,176     10,596
  Contribution to Equity
     Compensation Plan.......       5,543         --        796           --      5,543
                                ---------  ---------  ---------    ---------  ---------
          Total operating
             expenses........      62,427     53,461     44,991       39,706     38,991
                                ---------  ---------  ---------    ---------  ---------
Income from operations.......      17,483     18,453     14,538        8,671      1,337
Other income, net............          82         48        375          242        (23)
Interest expense.............     (15,246)    (7,816)    (6,630)     (14,511)    (7,878)
                                ---------  ---------  ---------    ---------  ---------
                                  (15,164)    (7,768)    (6,255)     (14,269)    (7,901)
                                ---------  ---------  ---------    ---------  ---------
Income (loss) before
  extraordinary item.........       2,319     10,685      8,283       (5,598)    (6,564)
Extraordinary loss...........      (4,791)        --     (1,368)          --     (4,791)
                                ---------  ---------  ---------    ---------  ---------
Net income (loss)............   $  (2,472) $  10,685  $   6,915    $  (5,598) $ (11,355)
                                =========  =========  =========    =========  =========
Net income (loss) allocated
  to General Partner units      $     (42) $     107  $      69    $     (95)
                                =========  =========  =========    =========

Net income (loss) allocated
  to Limited Partner units      $  (2,430) $  10,578  $   6,846    $  (5,503)
                                =========  =========  =========    =========

Net income (loss) per General
  Partner unit                  $    (4.3) $    10.9  $     7.0    $    (9.7)
                                =========  =========  =========    =========

Net income (loss) per
  Limited Partner unit          $    (1.0) $     2.6  $     1.7    $    (2.2)
                                =========  =========  =========    =========

                            See accompanying notes.

                           TRANSWESTERN HOLDINGS L.P.
            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS DEFICIT
                   YEARS ENDED APRIL 30, 1998, 1997, AND 1996
                             AND DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                    GENERAL        LIMITED
                                    PARTNER        PARTNERS          TOTAL
                                   ---------       ---------       ---------
Balance at April 30, 1996 ...      $    (564)      $ (55,042)      $ (55,606)
  Net income ................            107          10,578          10,685
  Distributions to partners              (59)         (5,742)         (5,801)
                                   ---------       ---------       ---------
Balance at April 30, 1997 ...           (516)        (50,206)        (50,722)
  Net (loss) ................            (42)         (2,430)         (2,472)
  Contributions from partners          1,458          84,298          85,756
  Equity transaction costs ..            (66)         (3,792)         (3,858)
  Distributions to partners .         (3,877)       (203,854)       (207,731)
                                   ---------       ---------       ---------
Balance at April 30, 1998 ...         (3,043)       (175,984)       (179,027)
  Net (loss) ................            (95)         (5,503)         (5,598)
  Repurchase of Partner's Units           (9)           (441)           (450)
  Contributions from Partners              6             272             278
                                   ---------       ---------       ---------
Balance at December 31, 1998       $  (3,141)      $(181,656)      $(184,797)
                                   =========       =========       =========



                             See accompanying notes.
                                         F-5

                         TRANSWESTERN HOLDINGS L.P.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                            EIGHT MONTHS ENDED
                                                              YEARS ENDED APRIL 30,             DECEMBER 31,
                                                          ------------------------------    -------------------
                                                            1998       1997       1996        1998       1997
                                                          ---------   -------   --------    --------   --------
                                                                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...................................      $  (2,472)  $10,685   $  6,915    $ (5,598)  $(11,355)
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Extraordinary item-non cash.......................          4,791        --      1,368          --      4,791
  Depreciation and amortization.....................          7,086     6,399      4,691       4,526      4,383
  Amortization of deferred debt issuance costs......          1,000       703        804         945        559
  Amortization of Senior Note discount..............          1,803        --         --       2,757         --
  Provision for doubtful accounts...................          9,094     8,920      7,069       5,895      4,847
  Changes in operating assets & liabilities, net of
    effects of purchased directories:
    Trade receivables...............................         (4,754)   (4,142)      (684)      5,249      5,917
    Write-off of doubtful accounts..................         (7,672)   (7,287)    (8,231)     (6,276)    (4,842)
    Recoveries of doubtful accounts.................            485       679        660         432        355
    Deferred directory costs........................            186      (302)        97      (1,546)    (2,413)
    Other current assets............................           (433)      247       (158)        145        (37)
    Accounts payable................................            471       710        (96)       (411)      (620)
    Accrued liabilities.............................          1,358    (1,136)     1,038      (2,676)      (129)
    Accrued interest................................          4,772        69     (1,054)     (3,370)     2,188
    Customer deposits...............................            (34)     (243)       672       4,402      4,897
                                                          ---------   -------   --------    --------  ---------
Net cash provided by operating activities...........         15,681    15,302     13,091       4,474      9,084
INVESTING ACTIVITIES
Purchase of property, equipment and leasehold
  improvements......................................           (996)   (1,034)      (484)       (824)      (706)
Payment for purchase of directories.................         (8,204)   (2,558)    (5,229)    (21,332)   (12,232)
                                                          ---------   -------   --------    --------   --------
Net cash used for investing activities..............         (9,200)   (3,592)    (5,713)    (22,156)   (12,938)
FINANCING ACTIVITIES
Borrowings under long-term debt agreements:
  Senior Term Loan..................................         85,000        --     80,000          --     85,000
  Revolving Credit Facility.........................         37,039    24,000     23,846      40,300     28,573
  Increase in other assets, primarily debt issuance
    costs, net......................................        (14,190)       --     (2,631)         --         --
  9 5/8% Senior Subordinated Notes..................        100,000        --         --      41,800    100,000
  Senior Subordinated Facility......................         75,000        --         --          --     75,000
  Series B 11 7/8% Senior Discount Notes............         32,500        --         --          --         --
Repayments of long-term debt:
  Revolving Credit Facility.........................        (47,108)  (21,975)   (16,546)    (40,300)   (37,973)
  Senior Subordinated Facility......................        (75,000)       --     (4,461)         --    (75,000)
  External Debt.....................................             --        --         --          --       (505)
  Senior Term Loan..................................        (73,631)   (8,000)   (47,400)    (11,563)   (71,100)
Equity transaction costs............................         (3,858)       --         --          --     (3,858)
Contributions from member...........................         85,756        --         --          --     85,756
Distributions to member.............................       (207,731)   (5,801)   (39,800)         --   (176,481)
                                                          ---------   -------   --------    --------  ---------
Net cash (used for) provided by financing
  activities........................................         (6,223)  (11,776)    (6,992)     30,237      9,412
                                                          ---------   -------   --------    --------  ---------
Net increase (decrease) in cash.....................            258       (66)       386      12,555      5,558
Cash at beginning of period.........................          1,254     1,320        934       1,512      1,254
                                                          ---------   -------   --------    --------  ---------
Cash at end of period...............................      $   1,512   $ 1,254   $  1,320    $ 14,067  $   6,812
                                                          =========   =======   ========    ========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest............................      $   7,724   $ 7,131   $  7,223    $ 14,271  $   4,665
                                                          =========   =======   ========    ========  =========

                         See accompanying notes.
                                    F-6

                         TRANSWESTERN HOLDINGS L.P.
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization, Business Activities and Basis of Presentation

     TransWestern Publishing Company, L.P. (the "Partnership") was formed in 1993 to acquire the business of TransWestern Publishing from US West Marketing Resources Group, Inc. TransWestern Publishing was a division of US West prior to May 1993.

     In October 1997, the Partnership completed certain recapitalization transactions involving $312,709 (the "Recapitalization"). In the Recapitalization, New Investors (as defined) including Thomas H. Lee Equity Fund III, L.P. and its affiliates along with other investors, existing limited partners of the Partnership and the Partnership's senior managers invested new and continuing capital of $130,009 in the Partnership and TransWestern Communications Company, Inc. (the general partner of the Partnership). The proceeds of the equity investment together with approximately $182,700 of senior and senior subordinated debt financing were used (i) for $224,500 of consideration paid to redeem a portion of the limited partnership interests from existing limited partners, (ii) to repay $75,600 outstanding under credit facilities in existence since 1995, (iii) to pay $10,600 of costs and fees and expenses associated with the Recapitalization and (iv) for $2,000 for general corporate purposes, including working capital.

     The Recapitalization was financed with (i) the $130,009 equity investment,
(ii) borrowings of $107,700 under a $125,000 (maximum) variable interest rate Senior Credit Facility and (iii) borrowings of $75,000 under a Senior Subordinated Facility. The assets and liabilities of the Company are stated at historical cost and were not revalued to fair market value at the date of the Recapitalization. As a result of the Recapitalization, Thomas H. Lee Equity Fund III, L.P. and its affiliates collectively own approximately 59% of the equity of the Partnership.

     In November 1997, TransWestern Publishing Company, L.P. changed its name to TransWestern Holdings L.P. ("Holdings") and formed and contributed substantially all of its assets to TransWestern Publishing Company LLC ("TransWestern" or the "Company"). TransWestern assumed or guaranteed all of the liabilities of the Partnership. As a result, Holdings' only assets consist of TransWestern's Member Units (as defined) and all of Capital's (as defined) capital stock. All of the operations that were previously conducted by the Partnership are now being conducted by TransWestern. Holdings has formed TWP Capital Corp. ("Capital") as a wholly-owned subsidiary and the Company has formed TWP Capital Corp. II ("Capital II") as a wholly-owned subsidiary. Neither Capital nor Capital II has any significant assets or operations.

     The membership interests of TransWestern consists of a single class of authorized common units ("the Member Units"). Holdings is the sole initial member of TransWestern and accordingly, holds all 1,000 of the issued and outstanding Member Units.
                                       F-7

                          TRANSWESTERN HOLDINGS L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

     TCC, the general partner of Holdings, held approximately 1.0% of Holdings outstanding partnership units in the period from formation (1993) through September 1997. Upon the closing of the Recapitalization, TCC held approximately 1.7% of Holdings outstanding partnership units.

     TransWestern publishes and distributes local yellow page directories in fourteen states.

Principles of Consolidation

     The consolidated financial statements include the accounts of Holdings and its wholly owned subsidiaries, TransWestern and Capital. All significant intercompany transactions have been eliminated.

Cash and cash equivalents

     Holdings considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. Holdings evaluates the financial strength of the institutions at which significant investments are made and believes the related credit risk is limited to an acceptable level.

Revenue Recognition, Deferred Directory Costs and Customer Deposits

     Revenues from the sale of advertising placed in each directory are recognized upon the distribution of directories in their individual market areas. Advance payments received for directory advertising are shown as customer deposits in the accompanying balance sheets. Expenditures directly related to sales, production, printing and distribution of directories are capitalized as deferred directory costs and matched against related revenues upon directory distribution. The Company published and recognized revenue for 118, 128, and 139 directories during the years ended April 30, 1996, 1997, and 1998, respectively, and 84 during the eight months ended December 31, 1998.

Fiscal Year End

     Effective May 1, 1998 as reported on Form 8-K dated May 12, 1998, Holdings elected to change its fiscal year from April 30 to December 31.

Concentration of Credit Risk

     Management believes it is not subject to a concentration of credit risk as revenues are not significantly concentrated in any single directory, industry, geographic region, or customer. However credit losses have represented a cost of doing business due to the nature of the customer base (predominantly small businesses) and the use of extended credit terms.

     A provision for doubtful accounts based on historical experience is recorded at the time revenue is recognized for individual directories. The estimated provision for doubtful
                                       F-8

                           TRANSWESTERN HOLDINGS L.P.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

accounts as a percentage of net revenues equaled 9.2%, 9.1%, and 9.1% in the years ended April 30, 1996, 1997 and 1998, respectively, and 9.7% for the eight month period ended December 31, 1998. Actual write-offs are taken against the allowance when management determines that an account is uncollectible. In general, management makes this determination when an account has declared bankruptcy, has gone out of business or fails to renew for the following year's directory.

Fair Value of Financial Instruments

     In accordance with requirements of Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the following methods and assumptions were used by Holdings in estimating the fair value disclosures:

     Cash and Short-Term Receivables

     The carrying amounts approximate fair values because of short maturities of these instruments and the reserves for doubtful accounts which in the opinion of management is adequate to state short-term receivables at their fair value.

     Long-Term Debt

     Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, management of the Company believes the fair value of long-term debt approximates its carrying value at December 31, 1998.

     Long-Lived Assets

     Property, equipment and leasehold improvements are carried at cost, less depreciation and amortization. Depreciation is computed using the straight-line method over the assets' estimated useful lives which range from three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease period.

     Acquired intangibles are carried at cost which represents the excess of the purchase price over the fair value of net tangible assets acquired in connection with acquisitions of regional providers of yellow page directories. Acquired intangibles consist primarily of consumer lists with initial carrying values, which, in the opinion of management, are equal to fair market value on the date of acquisition. Acquired intangibles are being amortized over five years.

     In accordance with Statement of Financial Accounting Standard No. 121, Holdings reviews the carrying value of property, equipment and leasehold improvements for evidence of impairment through comparison of the undiscounted cash flows generated from those assets to the related carrying amounts of the assets. The carrying value of acquired intangibles is evaluated for impairment through comparison of the undiscounted

                         TRANSWESTERN HOLDINGS L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

cash flows derived from publication of acquired directories to the carrying value of the related intangibles.

Debt Issuance Costs

     Debt issuance costs are being amortized over the term of the related debt using the weighted-average declining balance method (which approximates the interest method) or the straight line method based on the repayment terms of the related debt. Amortization of debt issuance costs is included in interest expense in the accompanying statements of operations.

Income Taxes

     No provision has been made in the accompanying statements of income for federal and state income taxes, except for the California minimum franchise tax, as any taxable income or loss of the Partnership is included in the income tax returns of the Partnership's partners.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Standards

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130). This statement requires Holdings to report in the financial statements, in addition to net income, comprehensive income and its components including foreign currency items and unrealized gains and losses on certain investments in debt and equity securities. SFAS 130 is effective for fiscal years beginning after December 15, 1997. There was no difference between Holdings net income (loss) for the years ended April 30, 1996, 1997, and 1998 and for the eight months ended December 31, 1998.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). This statement establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Under SFAS 131, operating segments are to be determined consistent with the way that

                           TRANSWESTERN HOLDINGS L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

management organizes and evaluates financial information internally for making operating decisions and assessing performance. Holdings operates in one reportable segment.

2. DIRECTORY ACQUISITIONS

     For the year ended April 30, 1998 and the eight months ended December 31, 1998, TransWestern acquired the following, which were accounted for by the purchase method of accounting:

          On February 2, 1998, TransWestern purchased certain tangible and intangible assets totaling $8,433 of Mast Advertising and Publishing, Inc. ("Mast") for cash of $7,734 and other liabilities totaling $699. The obligations represent a Seller Note Payable and potential adjustment of such note based on actual cash collection performance of certain directories acquired and certain acquisition related expenses.

          On July 16, 1998, TransWestern purchased all of the outstanding common stock of Target Directories of Michigan, Inc. ("Target") for cash of approximately $5,400. In connection with the acquisition, TransWestern also assumed certain liabilities of Target totaling approximately $1,600.

          On November 23, 1998, TransWestern purchased certain tangible and intangible assets of M&M Publishing, Inc. ("M&M") for cash of $1,200, subject to potential adjustment.

          On November 30, 1998, TransWestern purchased certain tangible and intangible assets of Universal Phone Books, Inc. ("Universal") for cash of $13,939, a seller promissory note of $2,000 and other liabilities totaling $434. The seller note is subject to adjustment based on collection performance of certain acquired directories.

Assuming that the acquisitions of Mast, Target, M&M and Universal had occurred on May 1, 1997 and 1998, pro forma results of operations would have been as follows:

                                            YEAR ENDED     EIGHT MONTHS ENDED
                                          APRIL 30, 1998   DECEMBER 31, 1998
                                          --------------   ------------------
Revenues................................     $113,332           $64,300
Loss Before Extraordinary Item..........       (2,747)           (6,082)
Net Loss................................       (7,538)           (6,082)

     These results give effect to pro forma adjustment for the amortization of acquired intangibles and for the additional interest expense on the debt incurred to fund the acquisitions.

                          TRANSWESTERN HOLDINGS L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

3. FINANCIAL STATEMENT DETAILS

Property, Equipment and Leasehold Improvements

                                                                    APRIL 30,
                                                    DECEMBER 31,  --------------
                                                       1998        1998    1997
                                                    -----------   ------- ------
Computer and office equipment....................    $ 6,122     $ 5,148 $ 4,335
Furniture and fixtures...........................      1,636       1,508   1,370
Leasehold improvements...........................        310         278     233
                                                     -------      ------- -------
                                                       8,068       6,934   5,938
Less accumulated depreciation and amortization...     (5,091)     (4,240) (3,098)
                                                     -------      ------- -------
                                                     $ 2,977     $ 2,694 $ 2,840
                                                     =======      ======= =======

ACQUIRED INTANGIBLES

                                                                     APRIL 30,
                                                DECEMBER 31,    ------------------
                                                    1998           1998      1997
                                                ------------    --------  --------
Customer Base..................................   $ 60,031      $ 36,520  $ 27,957
Less accumulated amortization..................    (25,545)      (21,660)  (15,716)
                                                  --------       --------  --------
                                                  $ 34,486      $ 14,860  $ 12,241
                                                  ========       ========  ========

OTHER ASSETS

                                                                     APRIL 30,
                                                  DECEMBER 31,    ---------------
                                                      1998         1998    1997
                                                  ------------    ------  -------
Debt issuance costs...............................  $11,367      $10,304  $ 2,827
Less accumulated amortization.....................   (1,621)        (676)  (1,140)
                                                    -------       ------  -------
                                                    $ 9,746       $9,628  $ 1,687
                                                    =======       ======  =======

                                      F-12

                           TRANSWESTERN HOLDINGS LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

4. FINANCING ARRANGEMENTS

     Principal balances under the Company's long-term financing arrangements consist of the following:

                                                                    APRIL 30,
                                                  DECEMBER 31,  -----------------
                                                      1998        1998     1997
                                                  ------------  -------- --------
Series B and C 9 5/8% Senior Subordinated Notes,
  including $1,784 of unamortized premium at
  December 31, 1998.............................    $141,784    $100,000 $    --
Series B 11 7/8% Senior Discount Notes ..             37,060      34,303      --
Senior Credit Facility:
  Senior term loan..............................      67,906      79,469  68,100
  Revolving loan................................          --          --   9,400
Other notes payable.............................       2,466         266     935
                                                    --------    -------- -------
                                                     249,216     214,038  78,435
Current portion of long-term debt...............       2,207       2,391  10,921
                                                    --------    -------- -------
Long-term debt net of current portion...........    $247,009    $211,647 $67,514
                                                    ========    ======== =======


Fees. In connection with the Recapitalization, Holdings incurred loan fees of $17.3 million; $3.3 million for the Senior Credit Facility, $3.4 million for the Senior Subordinated Facility, $1.25 million for the Senior Discount Notes (as defined), and $9.3 million for transaction costs. Of the $17.3 million, $12.7 million was capitalized as debt issuance costs related to debt incurred in connection with the Recapitalization. Debt issuance costs are being amortized over the term of the related debt using the interest method. The $3.4 million of capitalized loan fees related to the Senior Subordinated Facility were subsequently written-off as an extraordinary item (see discussion below).

            SERIES B AND C 9 5/8% SENIOR SUBORDINATED NOTES DUE 2007

     Maturity, Interest and Principal. The $140 million outstanding aggregate amount of Senior Subordinated Notes (the "Notes") consists of $100 million of Series B 9 5/8% Senior Subordinated Notes issued on April 3, 1998 and $41.8 million of Series C 9 5/8% Senior Subordinated Notes issued on December 2, 1998 which includes $1.8 million of unamortized premium. Both series will mature on November 15, 2007 and bear interest at a rate of 9 5/8% per annum from the date of original issuance until maturity. Interest is payable semiannually in arrears on each May 15 and November 15, commencing May 15, 1998, to holders of record of the Notes at the close of business on the immediately preceding May 1 and November 1, respectively. The Company will pay interest on any overdue principal (including post-petition interest in a proceeding under any
                                    F-13

                           TRANSWESTERN HOLDINGS LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

4.   FINANCING ARRANGEMENTS (CONTINUED)

Bankruptcy Law), and interest, to the extent lawful, at the rate specified in the Senior Subordinated Notes. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, pari passu in right of payment to all senior subordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness.


     Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after November 15, 2002 at the following redemption prices (expressed as a percentage of principal amount), together, in each case, with accrued interest to the redemption date, if redeemed during the twelve-month period beginning on November 15 of each year listed below:

                        YEAR                          PERCENTAGE
                        ----                          ----------
2002................................................   104.813%
2003................................................   103.208
2004................................................   101.604
2005 and thereafter.................................   100.000

     Notwithstanding the foregoing, the Company, at its option, may redeem in the aggregate up to 35% of the original principal amount of the Notes at any time and from time to time prior to November 15, 2000 at a redemption price equal to 109.625% of the aggregate principal amount so redeemed, together with accrued interest thereon to the redemption date, out of the net proceeds of one or more Public Equity Offerings (as defined), provided, however, that at least $65.0 million of the principal amount of the Notes remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering (as defined).

     In the event of redemption of fewer than all of the Notes, Wilmington Trust Company, (the "Trustee"), shall select, if the Notes are listed on a national securities exchange, in accordance with the rules of such exchange or, if the notes are not so listed, either on a pro rata basis or by lot or in such other manner as it shall deem fair and equitable the Notes to be redeemed; provided, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portion thereof for redemption will be made by the Trustee on a pro rata basis, unless such method is prohibited. The Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the notes. On and after any redemption date, interest will cease to accrue on the notes or portions thereof called for redemption unless the Company shall fail to redeem any such Senior Subordinated Note.
                                    F-14

                           TRANSWESTERN HOLDINGS LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

4.   FINANCING ARRANGEMENTS (CONTINUED)

     Covenants. The Senior Subordinated Indenture contains covenants restricting the ability of the Company and its subsidiaries to, among other things, (i) incur additional indebtedness; (ii) prepay, redeem or repurchase debt;(iii) make loans and investments; (iv) incur liens and engage in sale lease-back transactions; (v) transact with affiliates; (vi) engage in mergers, acquisitions and asset sales; (vii) make optional payments on or modify the terms of subordinated debt; (viii) restrict preferred and capital stock of subsidiaries and (ix) declare dividends or redeem or repurchase capital stock. As of December 31, 1998, the Company was in compliance with covenants specified in the Senior Subordinated Indenture.

     The Exchange Offer. On April 3, 1998, the Company consummated its exchange offer to exchange $100 million of the aggregate principal amount outstanding of its 9 5/8% Senior Subordinated Notes due 2007 (the "Old Notes") for $100 million of aggregate principal of Series B 9 5/8% Senior Subordinated Notes due 2007 (the "Exchange Notes"). The form and terms of the Exchange Notes are the same as the form and term of the Old Notes except that (i) the Exchange Notes bear a Series B designation and (ii) the Exchange Notes have been registered under the Securities Act of 1933, as amended, and therefore, do not bear legends restricting the transfer thereof. The Exchange Notes evidence the same debt as the Old Notes (which they replace).

     As of December 31, 1998, the $40 million aggregate principal of newly issued Series C 9 5/8% Senior Subordinated Notes due 2007 (the "The New Notes") had not been exchanged and remained unregistered under the Securities Act of 1933, as amended, and therefore bear legends restricting the transfer thereof.

     Guarantee. Target Directories of Michigan, Inc. ("Target"), which is wholly-owned by the Company, fully and unconditionally guaranteed the Notes on an unsecured senior subordinated basis. Target is the Company's only consolidated operating subsidiary and it has no debt senior to the Notes. Separate full financial statements and other disclosures concerning Target have not been presented because, in the opinion of management, such information is not deemed material or meaningful. At December 31, 1998, and for the eight months then ended, Target had total assets of $6,800, net assets of $5,500, net revenues of $1,600 and net income of $60. The indenture governing the Notes provides certain restrictions on the ability of Target to make distributions to the Company.

                          SENIOR SUBORDINATED FACILITY
     In connection with the Recapitalization, the Company also entered into the Senior Subordinated Facility with Canadian Imperial Bank of Commerce ("CIBC") and First Union National Bank ("First Union"). The Company initially borrowed $75.0 million under this agreement in October 1997 and capitalized associated loan fees of $3.4 million. Upon the issuance of the $100 million of Series B
9 5/8% Notes in November 1997, the Company exercised its permitted redemption rights under this agreement and prepaid the $75.0 million principal balance outstanding under the agreement and the agreement was terminated. In connection with the redemption, the capitalized loan fees of $3.4 million were written off as an extraordinary expense in the statement of operations for the year ended April 30, 1998.
                                   F-15

                           TRANSWESTERN HOLDINGS LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

4.   FINANCING ARRANGEMENTS (CONTINUED)

                             SENIOR CREDIT FACILITY

     In connection with the Recapitalization, the Company entered into the Senior Credit Facility with CIBC and First Union and other lenders, pursuant to which the Company may borrow up to $125.0 million consisting of a revolving credit facility of up to $40.0 million (the "Revolving Credit Facility") and a Senior Term Loan in an aggregate principal amount of $85.0 million (the "Senior Term Loan"). Principal payments on the Senior Term Loan are due quarterly through maturity, October 1, 2004. The revolving credit agreement expires on October 1, 2003. Borrowings under this agreement rank senior to all other indebtedness of the Company and are Secured by all the assets of the Company.

     Repayment. Principal outstanding under the Senior Credit Facility is required to be paid on a quarterly basis. Annual minimum principal payments at December 31, 1998 are:

1999..........................................  $ 1,741
2000..........................................    1,741
2001..........................................    1,741
2002..........................................    1,741
2003..........................................   22,635
Thereafter....................................   38,307
                                                -------
                                                $67,906
                                                =======

     Revolving Credit Facility. Commitments under the Revolving Credit Facility will be reduced on a quarterly basis commencing on January 1, 2000. The commitment on the Revolving Credit Facility is reduced by $6.0 million in each of the fiscal years 2000, 2001, 2002 and expires in fiscal year 2003. As of December 31, 1998, no borrowings were outstanding under the Revolving Credit Facility.

     Security; Guaranty. The Revolving Credit Facility and the Senior Term Loan are secured by a first priority lien on substantially all of the properties and assets of the Company and its future subsidiaries, including a pledge of all of the shares of the Company's future subsidiaries, if any. Future subsidiaries of the Company (if any) will be required to guarantee the Revolving Credit Facility and the Senior Term Loan.

     Interest. At the Company's option, the interest rates per annum applicable to the Revolving Credit Facility and the Term Loans will be a fluctuating rate of interest measured by reference to (i) LIBOR plus the applicable borrowing margin, or (ii) a rate per annum equal to the higher of the published prime rate of the Agent Bank or the Federal Funds Rate (as defined in the Senior Credit Facility) as quoted by the Agent Bank plus 1/2 of 1% (the "ABR") plus the applicable borrowing margin. The applicable borrowing margin for the Revolving Credit Facility ranges from 1.375% to 2.500% for LIBOR based borrowings and 0.375% to 1.500% for ABR based borrowings. The applicable
                                  F-16

                         TRANSWESTERN HOLDINGS LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

4.   FINANCING ARRANGEMENTS (CONTINUED)

borrowing margin for the Term Loan ranges from 1.875% to 2.750% for LIBOR based borrowings and 0.875% to 1.750% for ABR based borrowings. At April 30, 1998 the Company had $79.5 million outstanding on the Senior Term Loan under a one month LIBOR at 8.40625% and at December 31, 1998 the Company had $67.9 million outstanding on the Senior Term Loan under a one month LIBOR at 7.93563%.

     Prepayments; Reductions of Commitments. The Senior Term Loan is required to be prepaid and commitments under the Revolving Credit Facility are required to be permanently reduced with: (i) 100% of the net cash proceeds of asset sales or other dispositions of property if such proceeds are not used to purchase or acquire other assets within 180 days of the original asset sale, subject to limited exceptions, (ii) 50% of excess cash flow (as defined) for the eight month period ended December 31, 1998 and all fiscal years ended December 31, thereafter, if the Company's total leverage ratio (as defined) determined as of the last day of the eight month period ended December 31, 1998 and all fiscal years ended December 31, thereafter, equals or exceeds
5.0 to 1, (iii) 100% of excess insurance proceeds (as defined) and (iv) 100% of the net proceeds (as defined) of issuances of equity securities or debt obligations of the Company, subject to limited exceptions, and subject to reduction to 50% of such proceeds if the Company's total leverage ratio
(as defined) is less than 5.0 to 1. Such mandatory prepayments and reductions will first be applied to the permanent reduction of the Senior Term Loan and second to the permanent reduction of the Revolving Credit Facility. Within the Senior Term Loan, prepayments with proceeds described in clause (i) or
(iii) above will be applied pro rata to the remaining installments of the Senior Term Loan and prepayments with proceeds described in clause (ii) or
(iv) above will be applied to each remaining installment of the Senior Term Loan in inverse order of maturity. The Company may make voluntary prepayments in minimum principal amounts of $50,000 or a whole multiple thereof.

     Covenants. The Senior Credit Facility contains covenants restricting the ability of the Company and its subsidiaries to, among other things, (i) declare dividends or redeem or repurchase capital stock, (ii) prepay, redeem or repurchase debt, (iii) incur liens and engage in sale lease-back transactions,
(iv) make loans and investments, (v) incur additional indebtedness, (vi) amend or otherwise alter debt and other material agreements, (vii) make capital expenditures, (viii) engage in mergers, acquisitions and asset sales, (ix) transact with affiliates, (x) alter its line of business, (xi) enter into guarantees of indebtedness, and (xii) make optional payments on or modify the terms of subordinated debt. The Company must also make certain customary indemnifications of the Lenders and their agents is required to comply with financial covenants with respect to: (a) a minimum interest coverage ratio, (b) a minimum EBITDA, (c) a maximum leverage ratio, and (d) a minimum fixed charge coverage ratio (all defined in the Senior Credit Facility Agreement). The Senior Credit Facility also contains certain customary affirmative covenants. As of December 31, 1998, the Company was in compliance with all covenants specified in the Senior Credit Facility.

                          TRANSWESTERN HOLDINGS LP
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

4.   FINANCING ARRANGEMENTS (CONTINUED)

     Events of Default. Events of default under the Senior Credit Facility include (i) the Company's failure to pay principal or interest when due, (ii) the Company's material breach of any covenant, representation or warranty contained in the loan documents, (iii) customary cross-default provisions, (iv) events of bankruptcy, insolvency or dissolution of the Company, (v) the levy of certain judgments against the Company, (vi) certain adverse events under ERISA plans of the Company, (vii) the actual or asserted invalidity of security documents or guarantees of the Company or its subsidiaries, and (viii) a change of control of the Company.

SENIOR DISCOUNT NOTES

     On November 12, 1997 Holdings and Capital, the Company's parent, issued $32.5 million of initial aggregate principal ($57.9 million principal at maturity) of their 11 7/8% Senior Discount Notes due 2008 (the "Discount Notes"). The Discount Notes are joint and several obligations of Holding and Capital and are guaranteed by TransWestern (Holdings Wholly-Owned Subsidiary). The net proceeds from the sale of the Discount Notes were used to redeem approximately one-half of the existing Preferred Units of Holdings held by its limited partners on the date of issuance.

     Maturity, Interest and Principal. The Discount Notes will mature on November 15, 2008 and interest is not payable prior to November 15, 2002. Thereafter, interest on the Discount Notes will accrue at the rate of 11 7/8% per annum and will be payable semi-annually on each May 15 and November 15, commencing May 15, 2003, to the holders of record of Discount Notes at the close of business on the May 1 and November 1 immediately preceding such interest payment date. Interest on the Discount Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 15, 2002. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Commencing November 15, 2002, interest is payable at the option of Holdings, in whole but not in part, at the rate of 13 3/8% per annum by the issuance of additional Discount Notes (valued at 100% of the face amount thereof) in lieu of cash interest; provided, however, that in connection with any redemption or repurchase of the Discount Notes as permitted or required by the Discount Note Agreement and upon the acceleration of the Discount Notes, all accrued interest shall be payable solely in cash. As used herein, the term "Discount Notes" shall include Discount Notes issued in lieu of cash interest on the Discount Notes in accordance with the Indenture, unless the context indicates otherwise.
                                      F-18

                           TRANSWESTERN HOLDINGS L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (ALL DOLLARS IN THOUSANDS)

4.   FINANCING ARRANGEMENTS (CONTINUED)

     In connection with the issuance of the Discount Notes, Holdings granted the initial purchasers certain exchange and registration rights. Based upon the terms of such agreement, Holdings filed a Registration Statement on Form S-4, which became effective March 3, 1998, in connection with its offer to exchange new Discount Notes registered under the Securities Act of 1933, as amended, for the Old Discount Notes. The Exchange Offer expired on April 3, 1998.

     Security; Guaranty. The Discount Notes are limited to $57.9 million aggregate principal amount at maturity (other than Discount Notes issued in lieu of cash interest on the Discount Notes in accordance with the Indenture). The Discount Notes are general senior unsecured obligations of the Holdings, ranking senior in right of payment to any subordinated indebtedness of the Holdings. The Discount Notes are effectively subordinated in right of payment to all existing and future obligations of the Company's subsidiaries, including TransWestern. The Discount Notes were issued at a substantial discount to their aggregate principal amount at maturity with the gross proceeds from the issuance totaling approximately $32.5 million. Based on the issue price thereof, the yield to maturity of the Discount Notes is 11 7/8% per annum (computed on a semi-annual bond equivalent basis and assuming no Discount Notes are issued in lieu of cash interest thereon).

     Optional Redemption. The Discount Notes are be redeemable at the option of Holdings, in whole or in part, at any time on or after November 15, 2002 at the following redemption prices (expressed as a percentage of principal amount at maturity), together, in each case, with accrued interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on November 15 of each year listed below:

          YEAR                                          PERCENTAGE
          ----                                          ----------
          2002........................................    105.938%
          2003........................................    103.958%
          2004........................................    101.979%
          2005 and thereafter.........................    100.000%

     Notwithstanding the foregoing Holdings, at its option, may redeem all, but not less than all, of the aggregate principal amount of the Discount Notes outstanding at any time prior to November 15, 2002 at a redemption price equal to 11.1875% of the accreted value thereof, out of the net proceeds of one or more Public Equity Offerings (as defined); provided, however, that any such redemption occurs within 90 days following the closing of any such Public Equity Offering (as defined).

                           TRANSWESTERN HOLDINGS L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (ALL DOLLARS IN THOUSANDS)

4.   FINANCING ARRANGEMENTS (CONTINUED)

     Holdings will be obligated in certain instances to make an offer to repurchase the Discount Notes at a purchase price equal to (i) 100% of the accreted value thereof, if the repurchase date is on or prior to November 13, 2002, or (ii) 100% of the principal amount at maturity thereof, together with accrued and unpaid interest thereon to the purchase date, with the net cash proceeds of certain asset sales.

     In the event of redemption of fewer than all of the Discount Notes, the Wilmington Trust Company (the "Trustee") shall select, if the Discount Notes are listed on a national securities exchange, in accordance with the rules of such exchange or, if the Discount Notes are not so listed, either on a pro rata basis or by lot or in such other manner as it shall deem fair and equitable the Discount Notes to be redeemed; provided, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Discount Notes or portion thereof for redemption will be made by the Trustee on a pro rata basis, unless such method is prohibited. The Discount Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Discount Notes. On and after any redemption date, accreted value will cease to accrete or interest will cease to accrue, as the case maybe, on the Discount Notes or portions thereof called for redemption unless Holdings shall fail to redeem any such Note.

     Change of Control. Upon the occurrence of a Change of Control (as defined), each holder of the Discount Notes will be entitled to require Holdings to purchase such holder's Discount Notes at a purchase price equal to (i) 101% of the accreted value thereof, if the repurchase date is on or prior to November 15, 2002 or (ii) 101% of the principal amount at maturity thereof, together with accrued and unpaid interest thereon, if any, to the repurchase date, if such date is after November 15, 2002.

     Covenants. The Discount Note Indenture contains covenants for the benefit of the holders of the Discount Notes that, among other things, restrict the ability of Holdings and any of its Restricted Subsidiaries (including the Company) to (i) incur additional indebtedness, (ii) pay dividends and make distributions, (iii) issue stock of subsidiaries, (iv) make certain investments,
(v) repurchase stock, (vi) enter into transactions with affiliates, (vii) enter into sale lease-back transactions and (viii) merge or consolidate the Company. Holdings is also limited in its ability to create liens and transfer or sell assets. These covenants are subject to a number of important exceptions, including the allowance of Permitted Tax Distributions as a result of Holdings' status as a limited partnership. (as specified in the Discount Note Agreement). As of April 30, 1998, the Company was in compliance with all covenants specified in the Discount Note.
                                    F-20

                          TRANSWESTERN HOLDINGS L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

5. PARTNERSHIP DEFICIT

Holdings is a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, the "Delaware Limited Partnership Act"). Holdings is governed by its Third Amended and Restated Agreement of Limited Partnership, (the "Partnership Agreement"), between Holdings and each of the New Investors. Interests in Holdings are owned 98.3% by the New Investors and 1.7% by TCC. TCC is a corporation organized under the Delaware General Corporation Law. The Partnership Agreement governs the relative rights and duties of its limited partners and its general partner with respect to Holdings.

     TCC controls, directs and exercises full control over all of Holdings activities and the Partnership Agreement vests all management powers over the business and affairs of Holdings exclusively in TCC. Holdings' limited partners have no right of control or management power over the business and affairs of Holdings except in their various capacities as an officer or director of Holdings or TCC, as the case may be. Any change affecting the rights and liabilities of any of Holdings' limited partners requires the consent of such limited partner.

     TCC may not withdraw as Holdings' general partner without the consent of the holders of a majority of the Class A Units, except that TCC shall be deemed to have withdrawn as Holdings' general partner upon the effective date of the transfer of all of its interests in Holdings.

                           TRANSWESTERN HOLDINGS L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (ALL DOLLARS IN THOUSANDS)

5.  PARTNERSHIP DEFICIT (CONTINUED)

     The Partnership Agreement, and therefore Holdings' existence will continue in effect until the earlier to occur of (i) December 31, 2043, (ii) the withdrawal of TCC if Holdings' limited partners to do not elect a successor general partner, and (iii) the occurrence of an act that results in TCC ceasing to be general partner under the Delaware Limited Partnership Act.

     During the eight months ended December 31, 1998, Holdings repurchased 41 General Partnership units, 2,698 Preferred units, 5,282 Class A Common units, and 413 Class B Common units for $10,000, $149,000, $292,000 and $210, respectively. The repurchased units were subsequently sold to existing partners. These contributions from partners consisted of 26 General Partnership units, 1,673 Preferred units, 3,275 Class A Common Units, and 324 Class B Common Units for $6,000, $92,000, $181,000, and $241 respectively.

     As of December 31, 1998 the partnership's general partner equity consists of 9,800 authorized, and 9,759 issued and outstanding units with such units representing a 1.7% interest in the limited partnership. The Partnership's limited partner equity consists of 1,270,456 authorized, and 656,962 issued and outstanding Preferred units, 1,270,456 authorized, and 1,265,173 issued and outstanding Class A Common units and 10,000 authorized, and 9,587 issued and outstanding Class B Common units. The Preferred units are entitled to a preferred yield of 12.0% per annum, compounded quarterly, and an amount equal to the original investment in such Preferred units (net of any prior repayments of Preferred units) plus any accrued and unpaid preferred yield (collectively the "Preference Amount") on any liquidation or other distribution by the Partnership. After payment of the Preference Amount, Partners holding Class A Units are entitled to share in any remaining proceeds of any liquidation or other distribution by the Partnership pro rata according to the number of Class A units held by such partners. Holders of Class B units will also be entitled to share in a percentage of any such distributions, but only if the holders of the Preferred units and the Class A units have achieved specified levels of return on their investment as set forth in the Partnership Agreement.

     Each Management Investor has entered into an Executive Agreement with Holdings and TCC (each, an "Executive Agreement"), pursuant to which such Management Investor purchased Class B Units which are subject to a five-year vesting period, which vesting schedule accelerates upon a sale of Holdings. The Class B Units were issued in connection with the Recapitalization to members of management as incentive units at fair market value. Under each Management Investor's Executive Agreement, in the event that such Management Investor's employment with the Company is terminated for any reason, Holdings has the option to repurchase all of such Management Investor's vested Class B Units in accordance with the provisions outlined in the Partnership Agreement and all other of such Management Investor's interests in Holdings and TCC at a price per unit derived as specified in the Partnership Agreement. In addition, in the event of a termination of the Management Investor's employment by Holdings without "cause" or by such Management Investor for "good reason" or such Management Investor's death or disability, such Management Investor may require Holdings or TCC to repurchase his or her vested Class B Units in accordance with the provisions outlined in the Partnership Agreement and all other interests of such Management Investor in Holdings and TCC at a price per unit derived as specified in the Partnership Agreement.

     Pursuant to the Recapitalization, Holdings, TCC, and the New Partners entered into a registration agreement (the "Registration Agreement"). Under the Registration Agreement, the holders of a majority of registrable securities owned by certain investors have the right at any time, subject to certain conditions, to require Holdings to register any or all of their interests in Holdings' under the Securities Act on Form S-1 (a "Long-Form Registration") on
                                    F-22

                           TRANSWESTERN HOLDINGS L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (ALL DOLLARS IN THOUSANDS)

5.  PARTNERSHIP DEFICIT (CONTINUED)

three occasions at Holdings' expense and on Form S-2 or Form S-3 (a "Short-Form Registration") on three occasions at Holdings' expense. Holdings is not required, however, to effect any such Long-Form Registration or Short-Form Registration within six months after the effective date of a prior demand registration. In addition, all holders of registrable securities are entitled to request the inclusion of such securities in any registration statement at Holdings' expense whenever Holdings proposes to register any of its securities under the Securities Act (other than pursuant to a demand registration). In connection with such registrations, Holdings has agreed to indemnify all holders of registrable securities against certain liabilities including liabilities under the Securities Act. In addition, Holdings has the one-time right to preempt a demand registration with a piggyback registration.

     Both the Senior Credit Facility and the Discount Note Indenture generally limit Holdings' ability to pay cash distributions to its partners other than distributions in amounts approximately equal to the income tax liability of the partners of Holdings resulting from the taxable income of Holdings (the "Tax Distributions").

                           TRANSWESTERN HOLDINGS L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (ALL DOLLARS IN THOUSANDS)

5. PARTNERSHIP DEFICIT (CONTINUED)

Tax Distributions will be based on the approximate highest combined tax rate that applies to any one of Holdings' partners.

     During fiscal 1996, 1997 and 1998, Holdings made distributions to Common unit holders for income taxes totaling, $3,400 and $5,801, $2,100 respectively. Holdings also made distributions in connection with recapitalization transactions completed in fiscal 1996 and fiscal 1998 totaling, $36,400 and $205,631, respectively. In November 1997, Holdings redeemed approximately 610,800 Preferred units from the net proceeds of the Discount Notes offering of approximately $31.3 million raised through the issuance of the Series
B 11 7/8% Senior Discount Notes.

     As of April 30, 1997, the Partnership's general partner equity consisted of 9,800 authorized, issued and outstanding units with such units representing a 1.0% interest in the limited partnership. Also as of April 30, 1997, limited partner equity of the Partnership consisted of 3,968,236 authorized, issued and outstanding Class A Common units and 314,290 authorized Class E Incentive units, of which 299,698 were issued and outstanding. All outstanding units were redeemed in the Recapitalization completed in October 1997.

6. BENEFIT PLANS

401(k) and Profit Sharing Plan

     Substantially all of Holdings' employees are covered by a 401(k) and profit sharing retirement plan. Employees can make contributions to the plan up to the maximum amount allowed by federal tax code regulations. The Partnership may match the employee contributions, up to a limitation of 83% of the first 6% of annual earnings per participant. Holdings may also make annual discretionary profit sharing contributions. Contributions to the plan for the years ended April 30, 1996, 1997 and 1998 were approximately, $761, $761, and $1.1 million, respectively and $590 for the eight months ended December 31, 1998.

     As mentioned in Note 1, Holdings elected to change its fiscal year from April 30 to December 31. As a result, the Company also amended the plan year of the TransWestern Publishing 401(k) and Profit Sharing Plan from April 30 to December 31.

Equity Compensation Plan

     Prior to formation of TransWestern, the Partnership established the TransWestern Publishing Company, L.P. Equity Compensation Plan (the "Plan"). The Plan provides select key full-time employees with deferred compensation benefits for income tax purposes. Special distributions to the Plan are recorded as expense in the accompanying statements of income when declared by the Board of Directors, generally following a significant refinancing transaction.
                                F-24

                          TRANSWESTERN HOLDINGS L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

     Distributions to the Plan related to refinancing transactions completed in the twelve month periods ending April 30, 1996 and fiscal 1998 totaled $796 and $5,543, respectively. Employees receiving units in the Plan are eligible to receive a ratable per unit share of cash distributions from the Plan, if and when declared by the Plan Administrators.

     Generally, the Plan Administrators intend to distribute to employee unit holders all assets contributed to the Plan within three years of the date of contribution. In the twelve month periods ending April 30, 1997 and 1998, the Plan Administrators paid distributions totaling $411 and $2.6 million. In the eight months ended December 31, 1998 the plan administrators paid $2.9 million and as of December 31, 1998, the plan had no undistributed equity.

     As a result of the Recapitalization, the existing Equity Compensation Plan was terminated. The Company adopted a new Equity Compensation Plan which will function similar to the old plan.

7. LEASE COMMITMENTS

     The Company leases office facilities in several cities throughout the United States under operating leases with remaining terms ranging from one to six years. Total rent expense for the years ended April 30, 1996, 1997, and 1998, was $1,750, $1,866 and $1,745 respectively and $1,208 for the eight months ended December 31, 1998. Annual minimum lease payments due as of December 31, 1998 under these leases are:

1999...................................................  $1,753
2000...................................................   1,464
2001...................................................   1,052
2002...................................................     863
2003...................................................     534
                                                         ------
                                                         $5,666
                                                         ======

8. RELATED PARTY TRANSACTIONS

     In connection with the Recapitalization, Holdings entered into a Management Agreement with Thomas H. Lee, Co. ("THL Co.") pursuant to which THL Co. agreed to provide (i) general executive and management services, (ii) identification, negotiation and analysis of financial and strategic alternatives, and (iii) other services agreed upon by the Company and THL Co. On the Recapitalization closing date, THL Co. and the other equity investors in the Company each received their pro rata portion of a $5.0 million transaction fee. In addition, THL and all other equity investors will receive a pro rata portion of the $500,000 annual management fee (the "Management Fee"), plus THL will be reimbursed for all reasonable out-of-pocket expenses (payable monthly in arrears). The Management Agreement has an initial term of one year, subject to automatic one-year extensions, unless the Company or THL Co. provides written notice of termination no later than 30 days prior to the end of the initial or any successive period.
                                  F-25

                          TRANSWESTERN HOLDINGS L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998
                           (ALL DOLLARS IN THOUSANDS)

9. SUBSEQUENT EVENTS

     On January 5, 1999, the Company completed the purchase of certain tangible and intangible assets of United Directory Services, Inc. ("United") for a price of $17.0 million, including earn-out payments on a certain directory. United published 14 directories in Texas in 1998. On January 8, 1999 the Company purchased certain tangible and intangible assets of Lambert Publishing ("Lambert") for approximately $11.0 million. Lambert published eight directories in Georgia and Alabama in 1998. On January 15, 1999 the Company purchased certain tangible and intangible assets of Southern Directory Publishing ("Southern") for approximately $5.2 million. Southern published seven directories in Georgia in 1998. On February 15, 1999, the Company purchased certain tangible and intangible assets of Call It, Inc. ("Orange Line") for approximately $1.3 million. Orange Line published four directories in Ohio in 1998.

                                      F-26